BRF S.A.

Publicly-held Company

CNPJ 01.838.723/0001-27

NIRE 42300034240

CVM 1629-2

MINUTES OF THE BOARD OF DIRECTORS’ ORDINARY MEETING HELD ON JUNE 01, 2015

1. DATE, TIME AND PLACE: Virtually held on June 01, 2015, at 06:00 p.m., as authorized by the Paragraph Two of the Articles of Incorporation.

2. BOARD: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

3. CALL OF MEETING AND ATTENDANCE: The call of meeting was duly made pursuant to the Company’s Articles of Incorporation. All of the members of the Board of Directors on duty were present: Messrs Abilio dos Santos Diniz, Sérgio Ricardo Miranda Nazaré, Vicente Falconi Campos, Walter Fontana Filho, Luiz Fernando Furlan, José Carlos Reis de Magalhães Neto, Manoel Cordeiro Silva Filho, Paulo Guilherme Farah Correa, Henri Philippe Reichstul.

4. AGENDA: Approval, in view of the need for fulfilling the transition of the Company’s dairy product operation sale: (i) appointment and contracting of Ernst Young Auditores Independentes S/S (“EY”)  to prepare the assessment report of assets to be conferred to the share capital of the subsidiary company Elebat Alimentos S.A. (“Assessment Report” and “Elebat”); (ii) Assessment Report; and (iii) Elebat’s share capital increase for payment upon assets verification.

5. RESOLUTIONS: Upon commencing the meeting, verifying the attendance quorum and convening this meeting, the members of the Board of Directors, by unanimity of votes and with no safeguards: (i) ratified, by unanimity of votes and without any safeguard, the appointment and contracting of Ernst & Young Auditores Independentes S/S, a company headquartered in the city of São Paulo-SP, at Av. Presidente Juscelino Kubitschek, 1830 - Torre II – 10º andar, Itaim Bibi, CEP 04543-900, enrolled with the Brazilian Registry of Legal Entities of the Ministry of Treasury under the no. 61.366.936/0001-25, registered at the Regional Accounting Council of the State of São Paulo under the no. CRC-2 SP 015 199/O-6 (“Specialized Company”) in order to, pursuant to the article 8 of the Law no. 6.404/76, prepare the Assessment Report, at accounting value, relating to certain elements of the assets appearing in the Company’s balance sheet, in the capacity of shareholder, on the base date of May 31, 2015 (“Elements”), as described in the Assessment Report itself; (ii) approved, by unanimity of votes and without any safeguard, after examinations and discussions, the Assessment Report appointing that the Elements are at least worth two hundred and twenty-five million, nine hundred and one thousand, eight hundred and ninety-four Brazilian Reais and forty-nine cents (R$ 225,901,894.49), the minimum amount for each of the Elements being described in the Assessment Report, which shall be filed at the Company’s head office, pursuant to the regulation in force; (iii) approved, by unanimity of votes and without any safeguard, the Company’s capital increase at the subsidiary company Elebat, which shall include the capital contribution at twenty-two million, four hundred and fifty-seven thousand, one hundred and forty-seven Brazilian Reais and twenty-three cents (R$ 22,457,147.23) in fixed assets and two hundred and three million, four hundred and forty-four thousand, seven hundred and forty-seven Brazilian Reais and twenty-six cents (R$ 203,444,747.26) in inventories, amounting to a total of two hundred and twenty-five million, nine hundred and one thousand, eight hundred and ninety-four Brazilian Reais and forty-nine cents (R$ 225,901,894.49), upon issuing two hundred and twenty-five million, nine hundred and one thousand, eight hundred and ninety-four (225,901,894) new registered common shares and without par value, all of them subscribed and paid-in by the Company by means of verification of the Elements to Elebat’s share capital, being the global issuance price fixed in accordance with Article 170, §1, of Law nº 6.404/76, with the share capital going from seven hundred and ten million, one hundred and eighty-three thousand, three hundred and thirty-nine Brazilian Reais and eighty-eight cents (R$710,183,339.88) to nine hundred and thirty-six million, eighty-five thousand, two hundred and thirty-four Brazilian Reais and thirty-seven cents (R$936,085,234.37).

6. The Company’s Board of Officers and its subsidiary companies shall be authorized to take the arrangements and execute all of the necessary documents for Elebat’s capital increase.

7.        DOCUMENTS FILED AT THE COMPANY: The documents related to the agenda supporting the deliberations made by the Board of Directors and/or information provided at the meeting shall be filed at the Company’s head office.

8.        APPROVAL AND EXECUTION OF THE MINUTES: There not being anything further, the Chairman declared the meeting closed, the minutes were recorded as a summary, which was read, found to be compliant and executed by all the members. São Paulo, June 01, 2015. Signatures: Board: Mr. Abilio dos Santos Diniz – Chairman; Ms. Larissa Brack – Secretary. Directors: Messrs Abilio dos Santos Diniz, Sérgio Ricardo Miranda Nazaré, Vicente Falconi Campos, Walter Fontana Filho, Luiz Fernando Furlan, José Carlos Reis de Magalhães Neto, Manoel Cordeiro Silva Filho, Paulo Guilherme Farah Correa, Henri Philippe Reichstul.

_____________________________

Larissa Brack

Secretary